SIXTH PROSPECTUS SUPPLEMENT
             (to Prospectus dated January 15, 1997,
       First Prospectus Supplement dated February 6, 1997,
      Second Prospectus Supplement dated February 27, 1997,
        Third Prospectus Supplement dated March 18, 1997,
      Fourth Prospectus Supplement dated April 3, 1997 and
        Fifth Prospectus Supplement dated April 10, 1997)

            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01


        4,025,000 Trust Convertible Preferred Securities


                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION

          ---------------------------------------------

     This Sixth Prospectus Supplement supplements and amends the Prospectus dated January 15, 1997, as supplemented and amended by that First Prospectus Supplement dated February 6, 1997, that
Second Prospectus Supplement dated February 27, 1997, that Third Prospectus Supplement dated March 18, 1997, that Fourth
Prospectus Supplement dated April 3, 1997 and that Fifth Prospectus Supplement dated April 10, 1997 (collectively, the "Prospectus") relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities.
All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling
Holders. Expenses of preparing and filing the Registration
Statement, the Prospectus, this Sixth Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Sixth Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

    The date of this Prospectus Supplement is April 23, 1997.

     The Prospectus is hereby amended to modify the "Selling
Holders" table located therein to add the following information to the end thereof:

     The table below sets forth information as of April 23, 1997 concerning beneficial ownership of the Preferred Securities of the Selling Holders therein listed. All information concerning beneficial ownership has been furnished by the Selling Holders.

                                                 Preferred Securities        No. of Preferred
                                                 Owned Before Offering     Securities Offered in
          Name of Selling Holder(1)              Number     Percent(2)         the Offering
      -------------------------------          ---------    ----------     ---------------------
82.   Reliant Trading(3)                          44,874        1.1%                44,874
83.   Shepherd Trading Limited(4)                 64,726        1.6                 64,726
84.   Baird, Patrick & Co. Inc.                   10,000         *                  10,000
                                               ---------    ----------     ---------------------
             TOTAL(5)                          3,371,060       83.8%             3,371,060
____________________
 *   Represents less than 1 percent.
(1)  Information concerning Selling Holders numbered 1 through
     46, 47 through 69, 70 through 74, 75 through 80 and 81 is
     included in the First Prospectus Supplement dated February
     6, 1997 (the "First Prospectus Supplement"), the Second
     Prospectus Supplement dated February 27, 1997 (the "Second
     Prospectus Supplement"), the Third Prospectus Supplement
     dated March 18, 1997 (the "Third Prospectus Supplement"),
     the Fourth Prospectus Supplement dated April 3, 1997 (the
     "Fourth Prospectus Supplement"), and the Fifth Prospectus
     Supplement dated April 10, 1997 (the "Fifth Prospectus
     Supplement"), respectively.
(2)  Percentage indicated is based upon 4,025,000 Preferred
     Securities outstanding on April 23, 1997.
(3)  Represents additional Preferred Securities not listed in the
     First Prospectus Supplement (which listed 99,220 Preferred
     Securities).
(4)  Represents additional Preferred Securities not listed in the
     First Prospectus Supplement (which listed 142,780 Preferred
     Securities).
(5)  Includes 1,978,750 Preferred Securities (or 49.2% of the
     total number of Preferred Securities outstanding) set forth in the First Prospectus Supplement, 608,000 Preferred
     Securities (or 15.1% of the total number of Preferred
     Securities outstanding) set forth in the Second Prospectus
     Supplement, 287,650 Preferred Securities (or 7.1% of the
     total number of Preferred Securities outstanding) set forth in the Third Prospectus Supplement, 335,560 Preferred
     Securities (or 8.3% of the total number of Preferred
     Securities outstanding) set forth in the Fourth Prospectus
     Supplement and 41,500 Preferred Securities (or 1.0% of the total number of Preferred Securities outstanding) set forth in the
     Fifth Prospectus Supplement.


Except as set forth above or in the Prospectus, none of the other
Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holders have not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holder may be set forth from time to time in additional prospectus supplements.